Exhibit 99.1

NEWS RELEASE
Contact: Alan Hill
SI International, Inc.
703-234-6854
alan.hill@si-intl.com

SI International to Acquire Shenandoah Electronic Intelligence, Inc.

Acquisition Broadens Customer Base and Expands Portfolio of Capabilities

RESTON, VA – January 12, 2005 – SI International, Inc. (Nasdaq:SINT), an information technology and network solutions (IT) company, announced today that it has signed a definitive stock purchase agreement to acquire Shenandoah Electronic Intelligence, Inc. (SEI).  The acquisition supports SI International’s business strategy to secure consistent growth by broadening its customer base and expanding its portfolio of mission-critical solutions.  The acquisition of SEI will enable SI International to elevate its relationships with the Department of Homeland Security through its mission-critical outsourcing services.

Based in Harrisonburg, Virginia, and founded by Mr. Walter Curt in 1986, SEI has approximately 1,600 employees with over 99 percent holding security clearances.  SEI’s primary client is the Department of Homeland Security (DHS).  SEI provides business process outsourcing for DHS to include: records management and applications support services; secure optical card processing at one of the largest facilities of its kind; and, analytical support services.

“We believe that the acquisition of SEI will allow SI International to deepen its presence within the components of the Department of Homeland Security and will expand our portfolio of service offerings through the introduction of complementary capabilities in the areas of business process outsourcing,” said Ray Oleson, Chairman and CEO of SI International.  “SEI has a highly dedicated team of professionals with a proven track record of success in implementing mission-critical solutions.

Referring to the acquisition, Walter Curt, President and CEO of SEI, commented, “We are excited about the opportunities and benefits this combination will produce for our customers and employees.  Our clients will have the ability to benefit from SI International’s full array of IT solutions and from the additional resources of a larger company. Our employees will have greater opportunities for growth and professional development.  SEI is a perfect match with SI International’s corporate culture of building and maintaining long-term customer relationships, while providing state-of-the-practice solutions.”

For the trailing twelve months ended September 30, 2004, SEI had revenues of approximately $73.9 million and operating profit of approximately $9.5 million.  The terms of the definitive agreement provide that SI International will acquire SEI for $75 million in cash.  SI International will pay the purchase price with its cash-on-hand and borrowings from a new credit facility which will replace its current credit facility and provide for borrowing for up to $150 million in committed funds.  The purchase price is subject to adjustment as a result of certain tax elections.  The definitive stock purchase agreement also provides that the SEI stockholders will retain certain non-operating assets and contingent accounts receivable.  SI International and SEI plan to complete the transaction within the next 30 to 60 days.  SI International expects the proposed acquisition to be accretive to earnings immediately and will provide more detailed information regarding its financial outlook after the closing.

The consummation of the acquisition is subject to a number of conditions precedent, including SI International obtaining the approval of its Board of Directors, the satisfactory completion of its due diligence process, and SI International obtaining the necessary financing for the transaction.  SI International has obtained a commitment letter for the financing from its senior lender.  There can be no assurances that the acquisition will be consummated.  SI International has successfully acquired six businesses since 1999.

About SI International: SI International, a member of the Russell 2000 index, is a provider of information technology and network solutions (IT) primarily to the Federal government.  The company combines technological and industry expertise to provide a full spectrum of state-of-the-practice solutions and services, from design and development to documentation and operations, to assist clients in achieving their missions.  More information about SI International can be found at www.si-intl.com.

About Shenandoah Electronic Intelligence: Through its subsidiary, SEI Technology, Inc., SEI performs facilities management functions for several government entities, produces personalized identification cards at the world’s largest secure optical card processing facility which is considered one of DHS’ “Centers of Excellence.” The company specializes in providing Federal agencies with critical business outsourcing services, including: data and records management; applications processing/file & mail management; data entry; file creation; secure identity card production; network installation/call center support; and analytical support services. Jefferies Quarterdeck acted as financial advisor to SEI.

This press release contains various remarks about the future expectations, plans and prospects of SI International, Inc. that constitute forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995.  The actual results of SI International, Inc. may differ materially from those indicated by these forward-looking statements as a result of various risks and uncertainties, including the following risks and uncertainties that relate specifically to the acquisition: (i) the risk that the transaction will not be consummated, including as a result of any of the conditions precedent; (ii) the ability to obtain government approvals required for closing the acquisition; (iii) the risk that the SEI businesses will not be integrated successfully into SI International; (iv) the risk that the expected benefits of the acquisition may not be realized, including the realization of accretive effects from the acquisition; and (v) SI International’s increased indebtedness after the acquisition.  Other non-acquisition related risks and uncertainties include: differences between authorized amounts and amounts received by SI International under government contracts; government customers’ or prime contractor’s  failure to exercise options under contracts; changes in Federal government (or other applicable) procurement laws, regulations, policies and budgets; SI International’s ability to attract and retain qualified personnel; and the important factors discussed in the Risk Factors section of the annual report on Form 10-K/A filed by SI International, Inc. with the Securities and Exchange Commission and available directly from the Commission at www.sec.gov.

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